Exhibit 10.2

TAX RECEIVABLE AGREEMENT

between

MEDLINE INC.

and

THE PERSONS NAMED HEREIN

Dated as of December 16, 2025

i

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of December 16, 2025, and is between Medline Inc., a Delaware corporation (including any successor corporation, “PubCo”), each of the undersigned parties, and each of the other persons from time to time that becomes a party hereto (each, excluding PubCo, a “TRA Party” and together the “TRA Parties”).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold limited partnership interests in OpCo (as defined below) (the “Units”), which is classified as a partnership for U.S. federal income Tax (as defined below) purposes;

WHEREAS, after the IPO (as defined below), PubCo will be the general partner of OpCo, and will hold, directly and/or indirectly, Units;

WHEREAS, each of the Blockers (as defined below) is classified as an association taxable as a corporation for U.S. federal income Tax purposes;

WHEREAS, the Sponsor Parties (as defined below) and certain of their respective Affiliates (as defined below) each engaged in and/or will engage in certain restructuring transactions regarding their direct or indirect ownership of the Units, including, among other things, a direct or indirect distribution of Units to certain Blockers and certain Sponsor Parties (such distribution and other related transactions, the “Sponsor Pre-Reorganization Transactions”);

WHEREAS, pursuant to the Master Reorganization Agreement dated on or about the IPO Date (as defined below), among PubCo and the parties named therein, in connection with the IPO, among other things, (i) CP VII Circle AIF Holdings, S.C.Sp, a Luxembourg special limited partnership, shall contribute all of the limited liability company interests of CP VII Circle EU, L.L.C., a Delaware limited liability company (the “F Reorganization Blocker”), to PubCo in exchange for Class A Shares (as defined below), (ii) the F Reorganization Blocker shall merge with and into a Subsidiary of PubCo treated as a disregarded entity for U.S. federal income tax purposes (clauses (i) and (ii), collectively, the “F Reorganization”) and (iii) Subsidiaries of PubCo shall merge with and into certain Blockers (the “Blocker Transfers” and together with the Sponsor Pre-Reorganization Transactions and the F Reorganization, the “Reorganization”) whereby each of the Blocker Shareholders (as defined below) will receive Class A Shares;

WHEREAS, as a result of the Reorganization, the Corporate Taxpayer will (i) be entitled to utilize Blocker Attributes (as defined below) and (ii) obtain the benefit of the Blocker Transferred Basis (as defined below);

WHEREAS, in connection with the IPO, PubCo will acquire (directly or indirectly) IPO Units (as defined below) for a contribution of cash to OpCo not treated as part of a disguised sale under Section 707(a) of the Code (as defined below) (the “IPO Exchange”);

WHEREAS, as a result of the IPO Exchange, the Corporate Taxpayer will be entitled to obtain the benefit of the IPO Basis (as defined below);

WHEREAS, the Units held by the TRA Parties may be exchanged for Class A Shares, in accordance with and subject to the provisions of the OpCo Agreement (as defined below) and the Exchange Agreement (as defined below) and/or for other cash or other property;

WHEREAS, OpCo and each of its direct and indirect Subsidiaries (as defined below) treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Code, for each Taxable Year (as defined below) that includes the IPO Date and for each Taxable Year in which a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) or non-taxable acquisition of Units by the Corporate Taxpayer from any of the TRA Parties (an “Exchanging Holder”) for Class A Shares and/or other consideration or redemption by OpCo, in each case, in connection with the IPO or after the IPO Date (any such acquisition, including any deemed taxable acquisition under Section 707(a) of the Code, or redemption, excluding, for the avoidance of doubt, the IPO Exchange and Reorganization, an “Exchange”) occurs;

WHEREAS, as a result of an Exchange, the Corporate Taxpayer will be entitled to use the Exchange Basis (as defined below) and the Basis Adjustments (as defined below) relating to such Units exchanged in such Exchange;

WHEREAS, the income, gain, loss, expense and other Tax items of the Corporate Taxpayer may be affected by the (i) Blocker Attributes, (ii) Blocker Transferred Basis, (iii) IPO Basis, (iv) Exchange Basis, (v) Basis Adjustments, and (vi) Imputed Interest (as defined below) (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquired Units” means the Units acquired by the Corporate Taxpayer in the Reorganization.

“Actual Tax Liability” means, with respect to any Taxable Year of the Corporate Taxpayer, the sum of (i) the sum of (A) the liability for U.S. federal income Taxes of the Corporate Taxpayer and (B) without duplication, the portion of any liability for U.S. federal income Taxes imposed directly on OpCo (and OpCo’s applicable Subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code, in each case using the same methods, elections, conventions and similar practices used on the relevant IRS Form 1120 (or any successor form), (ii) the product of (A) the amount of the U.S. federal taxable income for such taxable year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and (B) the Assumed State and Local Tax Rate, and (iii) the liability for Pillar Two Taxes of the Corporate Taxpayer.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means the sum of (1) an assumed blended state and local income Tax rate of six percent (6%) and (2) the product of (A) six percent (6%) and (B) the maximum corporate U.S. federal income Tax rate in effect for the applicable Taxable Year and (C) negative one (-1) (e.g., for illustrative purposes only, if the maximum corporate U.S. federal income Tax rate is 21%, the Assumed State and Local Tax Rate is 4.74%); provided, that, the Corporate Taxpayer may adjust the Assumed State and Local Tax Rate as appropriate to account for (i) a significant change to applicable U.S. federal income Tax laws in respect of the deductibility of state and local Taxes or (ii) a significant change to the Corporate Taxpayer’s apportionment factor or nexus for state and local income Tax purposes (for the purpose of clauses (i) and (ii), the parties agree that a change shall be significant if such change would result in an increase or decrease to the current blended state and local income Tax rate of six percent (6%) by 50 basis points or more); provided further, that, (i) in no event shall the Assumed State and Local Tax Rate be adjusted to a rate lower than the then current actual blended state and local tax rate of the Corporate Taxpayer as reasonably determined by the Corporate Taxpayer without the consent of a majority of the TRA Party Representatives and (ii) the Corporate Taxpayer may not adjust the Assumed State and Local Tax Rate more than one time per Taxable Year.

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is “Attributable” to a TRA Party, determined under the following principles:

(i) any Blocker Attributes shall be determined separately with respect to each Blocker and shall be Attributable to the Blocker Shareholders of each Blocker that, but for the participation of a Blocker and the relevant Blocker Shareholder in the Reorganization, the Corporate Taxpayer would not have had the use of such Blocker Attributes;

(ii) any Blocker Transferred Basis shall be determined separately with respect to each Blocker and shall be Attributable to the Blocker Shareholders of each Blocker that, but for the participation of such Blocker and the relevant Blocker Shareholder in the Reorganization, the Corporate Taxpayer would not have had the use of such Blocker Transferred Basis;

(iii) any IPO Basis shall be determined separately with respect to each Blocker and each Unit Holder and shall be Attributable to the Blocker Shareholders of each Blocker or each Unit Holder, as applicable, in an amount equal to the product of (A) the total IPO Basis and (B) the Total Percentage Interest of such Blocker Shareholder or Unit Holder, as applicable;

(iv) any Exchange Basis shall be determined separately with respect to each Exchanging Holder and is Attributable to each Exchanging Holder in an amount equal to the total Exchange Basis relating to such Units delivered to the Corporate Taxpayer by such Exchanging Holder in the Exchange (for the avoidance of doubt, taking into account any allocations under Section 704(c) of the Code with respect to such Units);

(v) any Basis Adjustments shall be determined separately with respect to each Exchanging Holder and are Attributable to each Exchanging Holder in an amount equal to the total Basis Adjustments relating to such Units delivered to the Corporate Taxpayer by such Exchanging Holder in the Exchange; and

(vi) any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Person that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to Tax thereon).

In the case of any Tax Attributes in respect of a Blocker that are Attributable to the Blocker Shareholders of such Blocker, such Tax Attributes shall be allocated among and Attributable to the Blocker Shareholders in accordance with Schedule 1.

“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b), 707(a), 737 and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes) or under Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income Tax purposes) as a result of an Exchange and the payments made pursuant to this Agreement in respect of such Exchange. The amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred (i.e., for the avoidance of doubt, any Basis Adjustments in respect of Units that were transferred in a Pre-Exchange Transfer shall be determined as if such Units were Exchanged by the owner of such Units prior to such Pre-Exchange Transfer). The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange.

“Basis Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Blocker 743(b) Adjustments” means the adjustments, existing as of the close of the IPO Date (as determined based on the interim closing of the books of OpCo as of the close of the IPO Date), to the Tax basis of the Reference Assets under Section 743(b) of the Code that are attributable to the Units held by a Blocker.

“Blocker Attributes” means, without duplication, the net operating losses, capital losses, research and development credits (excluding, for the avoidance of doubt, any Section 174 expense capitalization), foreign tax credits, excess Section 163(j) limitation carryforwards, charitable deductions and any Tax attributes (other than capitalized debt issuance costs) subject to carryforward under Section 381 of the Code that the Corporate Taxpayer is entitled to utilize as a result of the Blockers’ participation in the Reorganization that relate to periods (or portions thereof) prior to the Reorganization; provided however, that in order to determine whether any such Tax attribute is a Blocker Attribute, the Taxable Year of the Corporate Taxpayer that includes the effective date of the Reorganization shall be deemed to end as of the close of such effective date. Notwithstanding the foregoing, the term “Blocker Attribute” shall not include any Tax attribute of a Blocker that is used to offset Taxes of such Blocker, if such offset Taxes are attributable to the Taxable Year (or portion thereof) ending on or prior to the date of the Reorganization (including a Taxable Year that is deemed to have ended in the preceding sentence).

“Blocker Shareholder” means, a Person who is a TRA Party and, prior to the Reorganization, directly or indirectly holds equity interests of a Blocker, and as a result of the Reorganization, holds Class A Shares.

“Blocker Transferred Basis” means the Tax basis (including any Blocker 743(b) Adjustments) of any Reference Asset that is (i) amortizable under Section 197 of the Code, (ii) depreciable under Section 168 of the Code or (iii) solely with respect to a Blocker 743(b) Adjustment, treated as inventory for U.S. federal income Tax purposes relating to the Acquired Units transferred to the Corporate Taxpayer upon the Reorganization, in each case, determined at the time of the Reorganization; provided that, any Tax basis included in the IPO Basis and Attributable to the Blocker Shareholders (with respect to Acquired Units) shall be excluded from the determination of the Blocker Transferred Basis.

“Blocker Transfers” has the meaning set forth in the Recitals of this Agreement.

“Blockers” means BX Blockers, Carlyle Blockers, Coinvest Blocker and H&F Blocker and each, individually, a Blocker.

“Board” means the Board of Directors of PubCo.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“BX Blockers” means each of (1) BCP 8 Mozart Feeder L.L.C., a Delaware limited liability company (including in its capacity as a successor of BCP 8 Mozart Upper Feeder L.L.C., a Delaware limited liability company, in connection with certain Sponsor Pre-Reorganization Transactions); (2) Blackstone Harrington DE (Mozart) L.P., a Delaware limited partnership; and (3) Mozart GP HoldCo L.P., a Delaware limited partnership.

“BX Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed by an Affiliate of The Blackstone Group Inc., or any of their respective successors.

“BX TRA Parties” means the persons listed on Schedule 2 and the successors and permitted assigns of the entities and their respective Affiliates. Solely for purposes of determining the “BX TRA Party Representative”, the BX TRA Parties shall include all transferees with respect to the BX TRA Parties listed on Schedule 2.

“BX TRA Party Representative” means initially BCP Mozart Aggregator L.P. , and thereafter, either (i) the Person designated in writing by the then current BX TRA Party Representative (which may be either an Affiliate or a third-party) or (ii) if a TRA Party Representative Committee has been formed pursuant to Section 7.15 of this Agreement, the Person designated by the TRA Party Representative Committee formed by the BX TRA Parties or (iii) as designated by the Corporate Taxpayer if so required, in each case, pursuant to Section 7.15 of this Agreement.

“Carlyle Blockers” means each of (i) the F Reorganization Blocker; (ii) CPEP Circle 1, L.L.C., a Delaware limited liability company; (iii) CP VII Circle Corp., a Delaware corporation; (iv) CP VII Circle – A Corp., a Delaware corporation; (v) CP VIII Circle EU, L.P., a Delaware limited partnership; and (vi) CP VIII Circle Corp., a Delaware corporation.

“Carlyle Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed by an Affiliate of The Carlyle Group, Inc., or any of their respective successors.

“Carlyle TRA Parties” means the persons listed on Schedule 3 and the successors and permitted assigns of the entities and their respective Affiliates. Solely for purposes of determining the “Carlyle TRA Party Representative”, the Carlyle TRA Parties shall include all transferees with respect to the Carlyle TRA Parties listed on Schedule 3.

“Carlyle TRA Party Representative” means initially CP Circle Holdings, L.P., and thereafter, either (i) the Person designated in writing by the then current Carlyle TRA Party Representative (which may be either an Affiliate or a third-party) or (ii) if a TRA Party Representative Committee has been formed pursuant to Section 7.15 of this Agreement, the Person designated by the TRA Party Representative Committee formed by the Carlyle TRA Parties or (iii) as designated by the Corporate Taxpayer if so required, in each case, pursuant to Section 7.15 of this Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the IPO Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation) whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s stockholders was approved or recommended by a vote of at least a two-thirds (2/3) majority of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv) the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale, lease or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets (A) to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale or (B) a direct or indirect Subsidiary of the Corporate Taxpayer.

Notwithstanding the foregoing, except with respect to clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” means Class A common stock of PubCo.

“Class A Units” has the meaning set forth in the OpCo Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Coinvest Blocker” means Mozart Coinvestors LLC, a Delaware limited liability company.

“Common Units” has the meaning set forth in the OpCo Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” means PubCo and any company that is a member of any consolidated Tax Return of which PubCo is a member (including, for the avoidance of doubt, the F Reorganization Blocker), where appropriate.

“Corporate Taxpayer Affiliated TRA Parties” means a TRA Party that is (i) a current employee of the Corporate Taxpayer or OpCo or any of their Subsidiaries, (ii) a board member of PubCo, (iii) a Family TRA Party that (a) beneficially owns 10% of the total voting power of all of the stock of the Corporate Taxpayer or its Subsidiaries or (b) has a designated member on the board of the Corporate Taxpayer or OpCo or any of their Subsidiaries, (iv) a Sponsor Party, Hux Investment TRA Party or Platinum Falcon TRA Party that (a) beneficially owns 10% of the total voting power of all of the stock of the Corporate Taxpayer or its Subsidiaries or (b) has a designated member on the board of the Corporate Taxpayer or OpCo or any of their Subsidiaries, and, in the case of each of clauses (i), (ii), (iii) or (iv), their respective Affiliates. A person shall cease to be a Corporate Taxpayer Affiliated TRA Party on the later of the twelve (12) month anniversary of the date of the IPO or the twelve (12) month anniversary of the first date such person no longer met the definition of a Corporate Taxpayer Affiliated TRA Party.

“Covered Person” has the meaning set forth in Section 7.15 of this Agreement.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriment for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such calculation; provided that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Current Year IPO Basis TRA Payment” has the meaning set forth in Section 3.6 of this Agreement.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of foreign Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Exchange” has the meaning set forth in the Recitals of this Agreement.

“Exchange Agreement” means the Exchange Agreement, dated on or about the date hereof, between the Corporate Taxpayer, OpCo and the holders of Units from time to time party thereto, as amended from time to time.

“Exchange Basis” means the Tax basis of any Reference Asset that is (a)(i) amortizable under Section 197 of the Code, (ii) depreciable under Section 168 of the Code or (iii) solely with respect to Tax basis in respect of an adjustment under Section 743(b) of the Code as a result of an Exchange, treated as inventory for U.S. federal income Tax purposes, in the case of each of clauses (i), (ii) and (iii), relating to the Units transferred upon an Exchange and determined as of the time of the IPO and (b) “goodwill” or “going concern value” amortizable under Section 197 of the Code for U.S. federal income Tax purposes relating to Units transferred upon an Exchange to the extent attributable to an acquisition after the time of the IPO and prior to such Exchange, determined as of the time of such Exchange; provided that, any Tax basis included in the IPO Basis and Attributable to Exchanging Holders shall be excluded from the determination of the Exchange Basis.

“Exchange Date” means the date of any Exchange.

“Exchanged Percentage” has the meaning set forth in Section 3.6 of this Agreement.

“Exchanging Holder” has the meaning set forth in the Recitals of this Agreement.

“Expert” has the meaning set forth in Section 7.9 of this Agreement.

“F Reorganization” has the meaning set forth in the Recitals of this Agreement.

“F Reorganization Blocker” has the meaning set forth in the Recitals of this Agreement.

“Family TRA Parties” means the persons listed on Schedule 4 and the successors and permitted assigns of the entities and their respective Affiliates. Solely for purposes of determining the “Family TRA Party Representative”, the Family TRA Parties shall include all transferees with respect to the Family TRA Parties listed on Schedule 4.

“Family TRA Party Representative” means initially Mozart Holdco, Inc., and thereafter, either (i) the Person designated in writing by the then current Family TRA Party Representative (which may be either an Affiliate or a third-party) or (ii) if a TRA Party Representative Committee has been formed pursuant to Section 7.15 of this Agreement, the Person designated by the TRA Party Representative Committee formed by the Family TRA Parties or (iii) as designated by the Corporate Taxpayer if so required, in each case, pursuant to Section 7.15 of this Agreement.

“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.

“H&F Blocker” means H&F Mend Corp, Inc., a Delaware corporation.

“H&F Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed by an Affiliate of Hellman & Friedman LLC, or any of their respective successors.

“H&F TRA Parties” means the persons listed on Schedule 5 and the successors and permitted assigns of the entities and their respective Affiliates. Solely for purposes of determining the “H&F TRA Party Representative”, the H&F TRA Parties shall include all transferees with respect to the H&F TRA Parties listed on Schedule 5.

“H&F TRA Party Representative” means initially Mend Investment Holdings GP, LLC, and thereafter, either (i) the Person designated in writing by the then current H&F TRA Party Representative (which may be either an Affiliate or a third-party) or (ii) if a TRA Party Representative Committee has been formed pursuant to Section 7.15 of this Agreement, the Person designated by the TRA Party Representative Committee formed by the H&F TRA Parties or (iii) as designated by the Corporate Taxpayer if so required, in each case, pursuant to Section 7.15 of this Agreement.

“Hux Investment TRA Parties” means the persons listed on Schedule 6 and the successors and permitted assigns of the entities and their respective Affiliates. Solely for purposes of determining the “Hux Investment TRA Party Representative”, the Hux Investment TRA Parties shall include all transferees with respect to the Hux Investment TRA Parties listed on Schedule 6.

“Hux Investment TRA Party Representative” means initially Hux Investment Pte. Ltd., and thereafter, either (i) the Person designated in writing by the then current Hux Investment TRA Party Representative (which may be either an Affiliate or a third-party) or (ii) if a TRA Party Representative Committee has been formed pursuant to Section 7.15 of this Agreement, the Person designated by the TRA Party Representative Committee formed by the Hux Investment TRA Parties or (iii) as designated by the Corporate Taxpayer if so required, in each case, pursuant to Section 7.15 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year of the Corporate Taxpayer, the sum of (i) the sum of (A) the liability for U.S. federal income Taxes of the Corporate Taxpayer, and (B) without duplication, the portion of any liability for U.S. federal income Taxes imposed directly on OpCo (and OpCo’s applicable Subsidiaries) under Section 6225 or any similar provision of the Code that is allocable to the Corporate Taxpayer under Section 704 of the Code, in each case using the same methods, elections, conventions and similar practices used on the relevant IRS Form 1120 (or any successor form), (ii) the product of (A) the U.S. federal taxable income for such Taxable Year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and (B) the Assumed State and Local Tax Rate, and (iii) the liability for Pillar Two Taxes of the Corporate Taxpayer, but, in the determination of the liability in clauses (i), (ii) and (iii) above, with respect to the Corporate Taxpayer, (a) without taking into account Blocker Attributes, if any, (b) using the Non-Blocker Transferred Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, (c) using the Non-IPO Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, (d) using the Non-Exchange Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, (e) using the Non-Stepped Up Tax Basis as reflected on the Basis Schedule including amendments thereto for the Taxable Year, and (f) excluding any deduction attributable to Imputed Interest attributable to any payment made under this Agreement for the Taxable Year. For the avoidance of doubt, (i) Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute, (ii) there shall be no adjustment to any items of income, gain, loss, expense or other Tax items for state and local tax purposes in determining the Hypothetical Tax Liability and (iii) the basis of the Reference Assets in the aggregate for purposes of determining the Hypothetical Tax Liability shall never be less than zero.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Sections 1272, 1274 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.

“Initial Basis Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“IPO” means the initial public offering of Class A Shares by the Corporate Taxpayer (including any greenshoe related to such initial public offering).

“IPO Basis” means the Tax basis of any Reference Asset held by OpCo at the time of the IPO that is (i) amortizable under Section 197 of the Code or (ii) depreciable under Section 168 of the Code to the extent allocable to the Corporate Taxpayer (for the avoidance of doubt, including as a result of Section 704(c) of the Code) as a result of its acquisition of IPO Units.

“IPO Basis TRA Payment” has the meaning set forth in Section 3.6 of this Agreement.

“IPO Date” means the initial closing date of the IPO.

“IPO Exchange” has the meaning set forth in the Recitals of this Agreement.

“IPO Units” means the Units acquired by PubCo with the net proceeds from the IPO (excluding any Units acquired in an Exchange).

“IRS” means the U.S. Internal Revenue Service.

“Management TRA Parties” means the persons listed on Schedule 7 and the successors and permitted assigns of the entities and their respective Affiliates. Solely for purposes of determining the “Management TRA Party Representative”, the Management TRA Parties shall include all transferees with respect to the Management TRA Parties listed on Schedule 7.

“Management TRA Party Representative” means initially Michael Drazin, and thereafter, either (i) the Person designated in writing by the then current Management TRA Party Representative (which may be either an Affiliate or a third-party) or (ii) if a TRA Party Representative Committee has been formed pursuant to Section 7.15 of this Agreement, the Person designated by the TRA Party Representative Committee formed by the Management TRA Parties or (iii) as designated by the Corporate Taxpayer if so required, in each case, pursuant to Section 7.15 of this Agreement.

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that, if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith. Notwithstanding anything to the contrary in the above sentence, to the extent property is exchanged for cash in a transaction, the Market Value shall be determined by reference to the amount of cash transferred in such transaction.

“Material Breach Date” means the date of a Material Breach Event.

“Material Breach Event” has the meaning set forth in Section 4.1(a) of this Agreement.

“Maximum Amount Notification” has the meaning set forth in Section 3.1(a) of this Agreement.

“Maximum Rate” has the meaning set forth in Section 7.4 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Non-Blocker Transferred Basis” means, with respect to any Reference Asset at the time of the Reorganization that is (i) amortizable under Section 197 of the Code, (ii) depreciable under Section 168 of the Code or (iii) solely with respect to a Blocker 743(b) Adjustment, treated as inventory for U.S. federal income Tax purposes, the Tax basis (including any Blocker 743(b) Adjustments) that such Reference Asset would have had if the Blocker Transferred Basis at the time of the Reorganization was equal to zero.

“Non-Exchange Basis” means, with respect to any Reference Asset at the time of an Exchange that is (i) amortizable under Section 197 of the Code, (ii) depreciable under Section 168 of the Code or (iii) solely with respect to Tax basis in respect of an adjustment under Section 743(b) of the Code as a result of an Exchange, treated as inventory for U.S. federal income Tax purposes, the Tax basis that such Reference Asset would have had if the Exchange Basis at the time of the IPO or Exchange (as applicable) was equal to zero.

“Non-IPO Basis” means, with respect to any Reference Asset at the time of the IPO Exchange that is (i) amortizable under Section 197 of the Code or (ii) depreciable under Section 168 of the Code, the Tax basis that such Reference Asset would have had if the IPO Basis of such Reference Asset at the time of the IPO was equal to zero.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at the time of an Exchange, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“OpCo” means Medline Holdings, LP, a Delaware limited partnership.

“OpCo Agreement” means, with respect to OpCo, the Second Amended and Restated Limited Partnership Agreement of OpCo, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Payment Conditions” has the meaning set forth in Section 3.1(c) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Repurchase Agreement” has the meaning set forth in Section 7.6(b) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pillar Two Taxes” means Taxes imposed and payable by reason of the Model Global Anti-Base Erosion rules released by the Organization for Economic Co-operation and Development G20 Inclusive Framework on Base Erosion and Profit Shifting, introducing a minimum level of Tax for multinational enterprises, or any similar Taxes, including any authority, law, regulation, administrative or other guidance intended to effect the foregoing.

“Platinum Falcon TRA Parties” means the persons listed on Schedule 8 and the successors and permitted assigns of the entities and their respective Affiliates. Solely for purposes of determining the “Platinum Falcon TRA Party Representative”, the Platinum Falcon TRA Parties shall include all transferees with respect to the Platinum Falcon TRA Parties listed on Schedule 8.

“Platinum Falcon TRA Party Representative” means initially Platinum Falcon B 2018 RSC Limited, and thereafter, either (i) the Person designated in writing by the then current Platinum Falcon TRA Party Representative (which may be either an Affiliate or a third-party) or (ii) if a TRA Party Representative Committee has been formed pursuant to Section 7.15 of this Agreement, the Person designated by the TRA Party Representative Committee formed by the Platinum Falcon TRA Parties or (iii) as designated by the Corporate Taxpayer if so required, in each case, pursuant to Section 7.15 of this Agreement.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Unit Holder) or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 734(b) or Section 743(b) of the Code applies.

“Profits Interest” means an Incentive Unit as defined in the OpCo Agreement.

“PubCo” has the meaning set forth in the Preamble to this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity for U.S. federal income Tax purposes (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities for U.S. federal income Tax purposes) for purposes of the applicable Tax, at the time of the Reorganization, the IPO, the IPO Exchange or an Exchange, as relevant. A “Reference Asset” also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Reorganization” has the meaning set forth in the Recitals of this Agreement.

“Repurchase Agreement” has the meaning set forth in Section 7.6(b) of this Agreement.

“Schedule” means any of the following: (i) a Basis Schedule or (ii) a Tax Benefit Schedule.

“Section 734(b) Exchange” means any Exchange that results in a Basis Adjustment under Section 734(b) of the Code.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“SOFR” with respect to any day means the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator), on the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source; provided that, at no time shall SOFR be less than 0%. If the Corporate Taxpayer reasonably determines in good faith that (i) SOFR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of SOFR or an applicable government authority has made a public statement identifying a specific date after which SOFR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer and each TRA Party Representative shall collectively (as determined in good faith by the Corporate Taxpayer and each TRA Party Representative to be consistent with a generally accepted market practice at such time), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace SOFR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporate Taxpayer, OpCo, and each TRA Party Representative, as may be necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer and each TRA Party Representative, to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with a generally accepted market practice at such time; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer and each TRA Party Representative.

“Sponsor Parties” means the BX Funds, the Carlyle Funds and/or the H&F Funds, as the context requires.

“Sponsor Pre-Reorganization Transactions” has the meaning set forth in the Recitals to this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Attributes” has the meaning set forth in the Recitals of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” has the meaning set forth in Section 2.2(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Total Percentage Interest” shall mean the percentage, the numerator of which is the number of Class A Units held by a TRA Party immediately following the Sponsor Pre-Reorganization Transactions and immediately prior to the Reorganization (including Profits Interests determined as if such Profits Interest converted to Class A Units in connection with the Reorganization) and the denominator of which is the number of Class A Units outstanding immediately following the Sponsor Pre-Reorganization Transactions and immediately prior to the Reorganization (including Profits Interests determined as if such Profits Interest converted to Class A Units in connection with the Reorganization); provided that, in the case of a Blocker Shareholder the Total Percentage Interests shall be determined based on the number of Class A Units indirectly held by such Blocker Shareholder as a result of its ownership of the applicable Blocker and the number of Class A Units. Notwithstanding the foregoing, an IPO Basis TRA Payment attributable to an Unvested Unit shall be subject to Section 3.5 of this Agreement. The Total Percentage Interest of each TRA Party as of the date of this Agreement shall be set forth on Schedule 9. In the case of any transfer by a TRA Party in accordance with this Agreement, the Total Percentage Interest of such TRA Party as set forth on Schedule 9 shall be allocated among the transferor and transferee based on the percentage acquired by the transferee as set forth on the joinder to this Agreement delivered pursuant to Section 7.6 hereto.

“TRA Party” has the meaning set forth in the Preamble to this Agreement.

“TRA Party Representative” means, BX TRA Party Representative, Carlyle TRA Party Representative, Family TRA Party Representative, H&F TRA Party Representative, Hux Investment TRA Party Representative, Management TRA Party Representative and/or the Platinum Falcon TRA Party Representative, as the context requires.

“TRA Party Representative Committee” has the meaning set forth in Section 7.15 to this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Unit Holder” means holders of Units other than the Corporate Taxpayer.

“Units” has the meaning set forth in the Recitals of this Agreement.

“Unvested Units” has the meaning set forth in the OpCo Agreement.

“Valuation Assumptions” shall mean, as of a Material Breach Date, the assumptions that in each Taxable Year ending on or after such Material Breach Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) any Blocker Attributes or loss carryovers generated by deductions arising from any Tax Attributes or Imputed Interest that are available as of the date of such Material Breach Date will be used by the Corporate Taxpayer on a pro rata basis from the date of such Material Breach Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such Blocker Attributes or loss carryovers or (y) the fifth (5th) anniversary of the Material Breach Date, (3) the U.S. federal income Tax rate that will be in effect for each such Taxable Year will be that specified for each such Taxable Year by the Code as in effect on the Material Breach Date and the Assumed State and Local Tax Rate will be calculated based on such rates and (4) any cash equivalents will be disposed of twelve (12) months following the

Material Breach Date. For the avoidance of doubt, any Tax basis step-up on an asset which is neither amortizable nor depreciable for U.S. federal income Tax purposes shall not be deemed to be taken into account as a result of applying the Valuation Assumptions.

“Vested Units” has the meaning set forth in the OpCo Agreement.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

SECTION 2.1 Basis Schedule. Within ninety (90) days of the date hereof the Corporate Taxpayer shall prepare and deliver to each TRA Party that is a Blocker Shareholder a schedule (the “Initial Basis Schedule”) that shows (a) the Blocker Attributes, (b) the Blocker Transferred Basis of each Reference Asset, if any, (c) the period (or periods) over which each Reference Asset is amortizable and/or depreciable and (d) the period (or periods) over which the Blocker Attributes or Blocker Transferred Basis is amortizable and/or depreciable, in the case of each of clauses (a) through (d), with respect to such TRA Party that is a Blocker Shareholder and with respect to all TRA Parties that are Blocker Shareholders. The Initial Basis Schedule shall be prepared in good faith based upon the most recent information provided by the Blocker Shareholders to the Corporate Taxpayer. Within one hundred and twenty (120) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Blocker Attributes, (ii) the Blocker Transferred Basis of each Reference Asset, if any, (iii) the IPO Basis of each Reference Asset, if any, (iv) the Exchange Basis of each Reference Asset, if any, (v) the Basis Adjustment with respect to each Reference Asset as a result of the Exchanges effected in such Taxable Year or any prior Taxable Year, if any, calculated in the aggregate, (vi) the Non-Stepped Up Tax Basis of each Reference Asset as of each applicable Exchange Date, if any, (vii) the period (or periods) over which each Reference Asset is amortizable and/or depreciable and (viii) the period (or periods) over which the Blocker Attributes, Blocker Transferred Basis, the IPO Basis, the Exchange Basis, and each Basis Adjustment is amortizable and/or depreciable, in the case of each of clauses (i) through (viii), with respect to such TRA Party and with respect to all other TRA Parties. For the avoidance of doubt, in preparing the Initial Basis Schedule and any Basis Schedule pursuant to this Agreement, the Corporate Taxpayer may redact the names of any other TRA Party or any other information that it deems confidential. All costs and expenses incurred in connection with the provision and preparation of the Initial Basis Schedule, the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this Agreement shall be borne by PubCo.

SECTION 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within one hundred and twenty (120) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and

Tax Benefit Payment or the Realized Tax Detriment, as applicable, in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles.

(i) General. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology (i.e., the Actual Tax Liability being the “with” calculation and the Hypothetical Tax Liability being the “without” calculation). Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (A) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to Blocker Transferred Basis or Blocker Attributes will be treated as non-qualifying property or money for purposes of Section 351 of the Code received in the Reorganization, (B) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the IPO Basis and Attributable to the Blocker Shareholders (with respect to the Acquired Units) will be treated as non-qualifying property or money for purposes of Section 351 of the Code received in the Reorganization, (C) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the Exchange Basis or Basis Adjustments (other than Basis Adjustments resulting from Tax Benefit Payments attributable to the IPO Basis) will be treated as subsequent upward purchase price adjustments with respect to the Units exchanged in the applicable Exchange that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, (D) all Tax Benefit Payments (other than Imputed Interest thereon) attributable to the IPO Basis and Attributable to an Exchanging Holder will be treated as subsequent upward purchase price adjustments with respect to the Units exchanged in the applicable Exchange as determined in accordance with Section 3.6 that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, (E) as a result, any additional Basis Adjustments will be incorporated into the calculation for the year of payment and into any future year calculations, as appropriate and (F) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest.

(ii) Applicable Principles of Section 734(b) Exchanges. Notwithstanding any provisions to the contrary in this Agreement, the foregoing treatment set out in Section 2.3(b)(i) shall not be required to apply to payments hereunder to an Exchanging Holder in respect of a Section 734(b) Exchange by such Exchanging Holder. For the avoidance of doubt, payments made under this Agreement relating to a Section 734(b) Exchange shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The parties intend that (A) an Exchanging Holder that has made a Section 734(b) Exchange shall, with respect to the Basis Adjustment resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange, be entitled to

Tax Benefit Payments attributable to such Basis Adjustments only to the extent such Basis Adjustments are allocable to the Corporate Taxpayer following such Section 734(b) Exchange (without taking into account any concurrent or subsequent Exchanges) and (B) if, as a result of a subsequent Exchange, an increased portion of the Basis Adjustments resulting from such Section 734(b) Exchange or any payments hereunder in respect of such Section 734(b) Exchange becomes allocable to the Corporate Taxpayer, then the Unit Holder that makes such subsequent Exchange shall be entitled to a Tax Benefit Payment calculated in respect of such increased portion. For purposes of this Agreement, such Basis Adjustments resulting from subsequent Section 734(b) Exchanges as described in (B) in the previous sentence shall be reported and treated as Exchange Basis for purposes of this Agreement.

SECTION 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule, the Corporate Taxpayer shall also (x) deliver to the applicable TRA Party Representative supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party Representative, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing such Schedule and (y) allow such TRA Party Representative reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party Representative, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which the relevant TRA Party is treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the applicable TRA Party Representative with respect to the applicable TRA Party, (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with written notice of a material objection to such Schedule which sets forth in reasonable detail such TRA Party Representative’s material objection (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the applicable TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in an Objection Notice (or if there is a conflict between Objection Notices which cannot be successfully resolved by the Corporate Taxpayer and such TRA Party Representatives) within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the applicable TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). Each TRA Party Representative will fairly represent the interests of each TRA Party it represents and shall use reasonable efforts to timely raise and pursue, in accordance with this Section 2.3(a), any reasonable objection to a Schedule or amendment thereto timely communicated in writing to such TRA Party Representative by an applicable TRA Party.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year.

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) and Section 7.9, if applicable, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to the relevant TRA Party; provided, that any Tax Benefit Payment payable to a Family TRA Party shall have satisfied the Payment Conditions. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, (x) no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal estimated income Tax payments and (y) the payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. The TRA Parties acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable Tax purposes. Notwithstanding anything to the contrary in this Agreement, unless an applicable TRA Party Representative notifies the Corporate Taxpayer before the end of a Taxable Year (a “Maximum Amount Notification”), the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) with respect to all Tax Benefit Payments arising as a result of an Exchange or other applicable transaction (including, for the avoidance of doubt, the F Reorganization or Blocker Transfers) occurring in such Taxable Year shall be seventy-five percent (75%) of the fair market value of the consideration received in such Exchange or other applicable transaction resulting in such Tax Benefit Payment (excluding amounts accounted for as interest under the Code and amounts payable pursuant to this Agreement). If a TRA Party Representative timely provides a Maximum Amount Notification to the Corporate Taxpayer with respect to a Taxable Year, it shall apply to all Tax Benefit Payments arising as a result of an Exchange or other applicable transaction in such Taxable Year in respect of the TRA Parties represented by such TRA Party Representative.

A Maximum Amount Notification shall specify the Tax Benefit Payments for the Exchanges or other applicable transactions that are subject to a maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) and the maximum selling price for such Taxable Year or that there is no stated maximum selling price for such Taxable Year.

(b) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest, but instead, shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 90% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided that, for the avoidance of doubt, no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the unpaid amount of the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the earlier of (i) the date on which no remaining Tax Benefit Payment is due in respect of such Net Tax Benefit and (ii) the Payment Date under Section 3.1(a).

(c) The “Payment Conditions” shall be satisfied with respect to any portion of a Tax Benefit Payment payable to a Family TRA Party upon the receipt by the Corporate Taxpayer of written certification, in the form of Schedule 11 (or as otherwise mutually agreed among the Corporate Taxpayer and the Family TRA Party Representative ), within thirty (30) days of an Exchange from the Family TRA Party Representative that, at the time of such Exchange or as a result of such Exchange by a Family TRA Party giving rise to such Tax Benefit Payment, the Family TRA Party did not own (directly or indirectly, actually or constructively) more than 20% of the vote or value of the Corporate Taxpayer as determined under Section 197(f)(9) of the Code and the Treasury Regulations thereunder. The Payment Conditions shall not apply to a Tax Benefit Payment paid to a Family TRA Party with respect to an Exchange if, at the time of such Exchange, the “anti-churning” rules under Section 197(f)(9) of the Code and the Treasury Regulations thereunder have been repealed and no similar provision of the Code or the Treasury Regulations is applicable to the Corporate Taxpayer.

SECTION 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

SECTION 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for that Taxable Year shall be allocated among all parties then-eligible to receive Tax Benefit Payments under this Agreement in proportion to the amounts of Net Tax Benefit for that Taxable Year, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation. Schedule 10 sets forth an example for illustrative purposes only with respect to the principles of this Section 3.3.

SECTION 3.4 Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible to receive Tax Benefit Payments under this Agreement in such Taxable Year in proportion to the amounts of Tax Benefit Payments, respectively, that would have been made to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full; provided however, that any payments that were previously held by the Corporate Taxpayer on behalf of a TRA Party and have now become due and payable pursuant to Section 3.5 shall be made prior to any other Tax Benefit Payments.

SECTION 3.5 Unvested Units Payments. Notwithstanding anything to the contrary herein, any and all Tax Benefit Payments or any and all other payments that would otherwise be made pursuant to this Agreement with respect to any Units attributable to any Unvested Units shall be held by the Corporate Taxpayer for the benefit of the applicable TRA Party (without any interest thereon) until such time as such Unvested Unit becomes a Vested Unit. Promptly following the time any such Unvested Unit becomes a Vested Unit, such withheld amount shall be paid by the Corporate Taxpayer to the applicable TRA Party. Any amounts held by the Corporate Taxpayer pursuant to this Section 3.5 with respect to Unvested Units that are forfeited to OpCo or otherwise reacquired by OpCo shall no longer be withheld and shall be considered general assets of the Corporate Taxpayer as of the date of such forfeiture or acquisition.

SECTION 3.6 IPO Basis. Notwithstanding anything to the contrary herein, any and all Tax Benefit Payments that would otherwise be made pursuant to this Agreement with respect to any IPO Basis (such amounts, the “IPO Basis TRA Payments”) shall be held by the Corporate Taxpayer for the benefit of the applicable TRA Party (other than a Blocker Shareholder) (without any interest thereon) until such time some or all of the IPO Basis TRA Payments become due and payable as a Current Year IPO Basis TRA Payment pursuant to this Section 3.6 of the Agreement. The amount (if any) of each Current Year IPO Basis TRA Payment with respect to each TRA Party shall be determined in accordance with this Section 3.6 and shall be paid beginning on the next date on which a Tax Benefit Payment is paid (and in accordance with the procedures for such Tax Benefit Payments) following the first Exchange by such TRA Party. The “Current Year IPO Basis TRA Payment” for a TRA Party with respect to a Taxable Year shall equal (1) the product of (i) the IPO Basis TRA Payments that would otherwise be made to such TRA Party pursuant to this Agreement for the current Taxable Year and all previous Taxable Years and (ii) such TRA Party’s Exchanged Percentage for such Taxable Year minus (2) all previous Current Year IPO Basis TRA Payments made to such TRA Party. The Current Year IPO Basis TRA Payment for a TRA Party for each Taxable Year shall be determined after the close of such Taxable Year concurrently with the Tax Benefit Schedule for such Taxable Year and shall take into account all Exchanges occurring in such Taxable Year. The “Exchanged Percentage” for a TRA Party for a Taxable Year shall equal a fraction, the numerator of which is the aggregate number of Units exchanged by such TRA Party in an Exchange in all Taxable Years (or portions thereof) after the date hereof and the denominator of which is fifty percent (50%) of the Units held by such TRA Party immediately after the consummation of the IPO (as adjusted from time to time for OpCo recapitalization transactions); provided that, the Exchanged Percentage shall not exceed one (1). Notwithstanding anything herein to the contrary, all amounts payable to a Blocker Shareholder (with respect to the Acquired Units) in respect of IPO Basis shall be paid to such Blocker Shareholder as such amounts become due and payable hereunder and no amounts payable to a Blocker Shareholder shall be held back pursuant to the first sentence of this Section 3.6. Notwithstanding the foregoing, an IPO Basis TRA Payment attributable to an Unvested Unit shall be subject to Section 3.5 of this Agreement.

SECTION 3.7 Overpayments. Subject to the procedures described in Section 2.3(a), to the extent the Corporate Taxpayer makes a Tax Benefit Payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such Tax Benefit Payment that should have been made to such TRA Party in respect of such Taxable Year under the terms of this Agreement then such TRA Party shall not receive further Tax Benefit Payments under Section 3.1(a) or Section 4.1(a) until such TRA Party has foregone an amount of Tax Benefit Payments equal to such excess; provided, that for the avoidance of the doubt, no TRA Party shall be required to return any payment paid by the Corporate Taxpayer to such TRA Party.

ARTICLE IV

TERMINATION

SECTION 4.1 Breach of Agreement; Change of Control.

(a) In the event that the Corporate Taxpayer (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under Title 11 of the United States Code (i.e., the United States Bankruptcy Code) or otherwise or (2)(A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days (an event described in clause (1) or (2), a “Material Breach Event”), and the Material Breach Event has not been cured prior to the due date of the Tax Return (including extensions) of the Corporate Taxpayer for the Taxable Year in which such Material Breach Event occurred, all Tax Benefit Payments shall be calculated utilizing the Valuation Assumptions; provided that, (x) if such Material Breach Event is cured prior to the due date of the Tax Return (including extensions) of the Corporate Taxpayer for the Taxable Year in which such Material Breach Event occurred, then the Valuation Assumptions shall not apply and the Tax Benefit Payments shall be calculated pursuant to this Agreement as if such Material Breach Event had not occurred and (y) if such Material Breach Event is cured after such date, then the Valuation Assumptions shall no longer apply with respect to any Tax Benefit Payments for any Taxable Year that includes or ends after the date of such cure. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. For the avoidance of doubt, in the case of a Material Breach Event no obligations hereunder shall be accelerated and no payments shall be immediately due and payable unless otherwise due and payable hereunder. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment, as reasonably determined by the Corporate Taxpayer; provided that, the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). Notwithstanding anything to the contrary, a Material Breach Event shall be deemed not to have occurred in respect of a TRA Party if a TRA Party Representative has waived the application of this Section 4.1(a) on behalf of such TRA Party.

(b) In the event of a Change of Control all obligations hereunder shall be calculated (i) utilizing the Valuation Assumptions by substituting in each case the terms “the closing date of a Change of Control” in each place where the phrase “Material Breach Date” appears, (ii) if, at the time of the Change of Control, there are Common Units that have not been Exchanged, then each such Common Unit, shall be deemed Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred at the time of the Change of Control (and therefore, for the avoidance of doubt, the Exchanged Percentage for purposes of Section 3.6 of this Agreement at the time of the Change of Control and all times thereafter shall be one hundred percent (100%)) and (iii) if, at the time of the Change of Control, there are any Profits Interests outstanding, each such Profits Interest shall be deemed converted into a Common Unit in accordance with the conversion mechanic set forth in the OpCo Agreement, and such Common Unit deemed received shall, in turn, be deemed Exchanged in accordance with clause (ii) of this Section 4.1(b). For the avoidance of doubt, in the case of a Change of Control, no obligations hereunder shall be accelerated and no payments shall be immediately due and payable unless otherwise due and payable hereunder. If a conversion of Profits Interests to Common Units or Exchange occurs after the event of a Change of Control, all payments with respect to such Units shall be determined in accordance with the first sentence of this Section 4.1(b). Notwithstanding anything to the contrary, a Change of Control shall be deemed not to have occurred in respect of a TRA Party if a TRA Party Representative has waived the application of this Section 4.1(b) on behalf of such TRA Party.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

SECTION 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA and that there is no duplication of Tax Attributes (and payments with respect thereto) that are subject to this Agreement and Tax attributes (and payment obligations with respect thereto) that are subject to any Future TRAs.

SECTION 5.2 Late Payments by the Corporate Taxpayer. Subject to the proviso in the last sentence of Section 4.1(a), the amount of all or any portion of any Tax Benefit Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment was first due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, and except as provided in the OpCo Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the applicable TRA Party Representative and shall keep the applicable TRA Party Representative reasonably informed with respect to the portion of any audit of the Corporate Taxpayer or OpCo by a Taxing Authority the outcome of which is reasonably expected to materially and adversely affect the rights and obligations of a TRA Party under this Agreement which such TRA Party Representative represents and shall provide to the applicable TRA Party Representative, at the TRA Party Representative’s expense, reasonable opportunity to provide information and other input to the Corporate Taxpayer or OpCo (and their respective advisors) concerning the conduct of any such portion of such audit; provided however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the OpCo Agreement.

SECTION 6.2 Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

SECTION 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request, for purposes of making any determination or computation necessary or appropriate under this Agreement, or preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority in respect of the matters contemplated by this Agreement, (b) make itself reasonably available to the Corporate Taxpayer and each of their representatives to provide explanations of documents and materials and such other information that have been furnished to the Corporate Taxpayer or its representatives pursuant to clause (a) above, and (c) reasonably cooperate in connection with any such matter (subject to the terms of clauses (a) and (b) above). The Corporate Taxpayer shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the request of any TRA Party, the Corporate Taxpayer shall use commercially reasonable efforts to execute and provide such documents and otherwise cooperate in taking any action reasonably requested by such TRA Party in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Medline Inc.

Three Lakes Drive

Northfield, Illinois 60093

Attention:	Alexander M. Liberman, Chief Legal Officer
Email:	[email address]

If to the TRA Parties, to the respective addresses, fax numbers and email addresses set forth in the records of OpCo.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

SECTION 7.2 Counterparts. This Agreement may be executed in one or more counterparts (including counterparts transmitted electronically in portable document format (pdf), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) with the same effect as if the signatures to each counterpart were upon a single instrument, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. The parties hereto irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the group that it is in the form of an electronic record.

SECTION 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.6 Successors; Assignment; Amendments; Waivers.

(a) No TRA Party shall be entitled to assign or transfer its rights pursuant to this Agreement without the consent of PubCo; provided that, a TRA Party may assign to any Person all or any portion of its rights under this Agreement without the consent of PubCo (i) in connection with a permitted assignment or transfer of Units pursuant to the OpCo Agreement to the extent such rights under this Agreement correspond with such assigned or transferred Units or (ii) if such rights correspond with (and arose in connection with) the transfer of Units in connection with the acquisition of Class A Shares as a result of an Exchange or the Reorganization (including, for the avoidance of doubt, (a) Class A Shares acquired by a Blocker Shareholder in the Reorganization and (b) any subsequent assignment by a TRA Party of rights under this Agreement that were permitted to be acquired pursuant to clause (ii)). Notwithstanding the forgoing, no assignment or transfer pursuant to this Section 7.6 shall be effective unless the applicable assignee or transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially in the form of Exhibit A hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) The Corporate Taxpayer shall not be permitted to enter into an agreement with a TRA Party to acquire some or all of the rights of such TRA Party pursuant to this

Agreement (a “Repurchase Agreement”) unless such agreement is a Permitted Repurchase Agreement. For purposes of this Agreement, a “Permitted Repurchase Agreement” is (x) a Repurchase Agreement that is offered to all current and former Corporate Taxpayer Affiliated TRA Parties on the same terms and on a pro rata basis (in accordance with their rights remaining under this Agreement) or (y) a Repurchase Agreement with a TRA Party that is a former Corporate Taxpayer Affiliated TRA Party; provided that, for purposes of clause (y), unless the Corporate Taxpayer receives approval from a majority of the TRA Party Representatives that are not a representative of the TRA Party offered a Repurchase Agreement (1) either (a) the aggregate amount to be paid pursuant to any such Repurchase Agreement shall not exceed five million dollars ($5,000,000) or (b) such Repurchase Agreement offered pursuant to clause (y) shall be offered to all former Corporate Taxpayer Affiliated TRA Parties on the same terms and on a pro rata basis (in accordance with their rights remaining under this Agreement) and (2) the aggregate amount to be paid pursuant to all Repurchase Agreements entered into pursuant to clause (y) during any calendar year through the calendar year ending December 31, 2027 shall not exceed fifty million dollars ($50,000,000) per calendar year and five-hundred million dollars ($500,000,000) per calendar year beginning thereafter. Notwithstanding anything in this Agreement to the contrary, the Corporate Taxpayer shall not be permitted to enter into a Repurchase Agreement if (i) a Material Breach Event has occurred with respect to any TRA Party that has not been cured or waived by all such TRA Parties in accordance with Section 4.1 hereto or (ii) any Tax Benefit Payment remains outstanding as a result of the Corporate Taxpayer having insufficient funds to make such payment.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and by each TRA Party Representative (such approval not to be unreasonably withheld, conditioned or delayed); provided that, no such amendment shall be effective if such amendment will have a disproportionate, material and adverse effect on one TRA Party compared to any other TRA Party unless such amendment is consented in writing by such affected TRA Party (such consent not to be unreasonably withheld, conditioned or delayed).

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

(e) If all or a portion of a TRA Party’s rights pursuant to this agreement are transferred, sold, assigned or otherwise disposed of, then the transferor shall have no further right to receive any further payments in respect of such rights and any subsequent payments to the transferee shall be determined with regard to amounts previously paid to the transferor.

SECTION 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.8 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

SECTION 7.9 Reconciliation. In the event that the Corporate Taxpayer and any TRA Party Representative, as applicable, are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the applicable TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the applicable TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the applicable TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the applicable TRA Party’s Basis Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the applicable TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the applicable TRA Party Representative’s position in which case the Corporate Taxpayer shall reimburse the applicable TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the applicable TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and all the TRA Parties and may be entered and enforced in any court having jurisdiction.

SECTION 7.10 Withholding. The Corporate Taxpayer and its Affiliates shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer or its Affiliates are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer or its Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign Tax law.

SECTION 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes. If OpCo transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.

(c) If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, OpCo shall be treated as having disposed of the portion of any Reference

Asset that is indirectly transferred by the Corporate Taxpayer (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction in which all income, gain or loss is allocated to the Corporate Taxpayer. The consideration deemed to be received by OpCo shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

SECTION 7.12 Confidentiality.

(a) Each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo and its Affiliates and successors or the Members, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns, (iii) the disclosure of information to a prospective assignee or transferee of the TRA Party to the extent reasonably necessary for such TRA Party to market its rights or obligations under this Agreement or to consummate a transfer or assignment of its rights or obligations under this Agreement so long as such prospective transferee agrees to be bound by the confidentiality obligations pursuant to this Agreement prior to such disclosure and (iv) the disclosure of information to current and prospective limited partners of the TRA Party so long as such current or prospective limited partner agrees to be bound by the confidentiality obligations pursuant to this Agreement prior to such disclosure. Notwithstanding anything to the contrary herein, each TRA Party and each of its assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

SECTION 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income Tax purposes or would have other material adverse Tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party and PubCo as it relates to such TRA Party, provided that, such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

SECTION 7.14 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Party hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). In determining whether the interest contracted for, charged or received by any TRA Party exceeds the Maximum Rate, such TRA Party may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Party hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform to applicable usury Laws.

SECTION 7.15 TRA Party Representative.

(a) By executing this Agreement, each of the (A) BX TRA Parties shall be deemed to have irrevocably constituted the BX TRA Party Representative, (B) Carlyle TRA Parties shall be deemed to have irrevocably constituted the Carlyle TRA Party Representative, (C) Family TRA Parties shall be deemed to have irrevocably constituted the Family TRA Party Representative, (D) H&F TRA Parties shall be deemed to have irrevocably constituted the H&F TRA Party Representative, (E) Hux Investment TRA Parties shall be deemed to have irrevocably constituted the Hux Investment TRA Party Representative, (F) Management TRA Parties shall be deemed to have irrevocably constituted the Management TRA Party Representative and (G) Platinum Falcon TRA Parties shall be deemed to have irrevocably constituted the Platinum Falcon TRA Party Representative, in each case, as his, her or its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such applicable TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) except to the extent specifically provided in this Agreement, receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the BX TRA Party Representative, the Carlyle TRA Party Representative, the Family

TRA Party Representative, the H&F TRA Party Representative, the Hux Investment TRA Party Representative, the Management TRA Party Representative or the Platinum Falcon TRA Party Representative, as applicable, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any of the instruments to be delivered to the Corporate Taxpayer pursuant to this Agreement; (vi) taking actions the BX TRA Party Representative, the Carlyle TRA Party Representative, the Family TRA Party Representative, the H&F TRA Party Representative, the Hux Investment TRA Party Representative, the Management TRA Party Representative or the Platinum Falcon TRA Party Representative, as applicable, is expressly authorized to take pursuant to the other provisions of this Agreement; (vii) negotiating and compromising, on behalf of such applicable TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such applicable TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of such applicable TRA Parties in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b) Each of the BX TRA Party Representative, Carlyle TRA Party Representative, Family TRA Party Representative, H&F TRA Party Representative, Hux Investment TRA Party Representative, Management TRA Party Representative or Platinum Falcon TRA Party Representative shall be permitted to form a committee of Persons comprised of TRA Parties and their respective permitted assignees and transferees pursuant to Section 7.6(a) whose interests such TRA Party Representative represents (each such committee a, “TRA Party Representative Committee”). In the event of the formation of a TRA Party Representative Committee, the relevant TRA Party Representative Committee shall provide prompt written notice to the Corporate Taxpayer of the Person designated by such TRA Party Representative Committee as its TRA Party Representative and, from time to time, provide such other information that may be required for the Corporate Taxpayer to fulfil its obligations pursuant to this Agreement.

(c) Each of the BX TRA Party Representative, Carlyle TRA Party Representative, Family TRA Party Representative, H&F TRA Party Representative, Hux Investment TRA Party Representative, Management TRA Party Representative or Platinum Falcon TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer. If at any time a TRA Party Representative resigns, the Person then-serving as the applicable TRA Party Representative shall be entitled to appoint its successor (or, if such TRA Party Representative is the representative of a TRA Party Representative Committee, such committee shall be entitled to appoint its successor). If the TRA Party Representative is not the representative of a TRA Party Representative Committee and fails to appoint a successor that will serve as of the effective date of the resignation of the then-serving TRA Party Representative, the Corporate Taxpayer shall be entitled to appoint the successor.

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall the number of TRA Party Representatives exceed seven (7) at any time. In the event of any permitted assignment or transfer of rights or obligations pursuant to this Agreement, an assignee or transferee may be (but for the avoidance of, shall not automatically be and shall not be required to be) designated as the replacement (but not an additional) TRA Party Representative or included on a TRA Party Committee or designated as the TRA Party Representative of such committee, in each case, solely in accordance with the definition of BX TRA Party Representative, Carlyle TRA Party Representative, Family TRA Party Representative, H&F TRA Party Representative, Hux Investment TRA Party Representative, Management TRA Party Representative or Platinum Falcon TRA Party Representative (as applicable).

(e) All reasonable, documented out-of-pocket costs and expenses incurred by each of the BX TRA Party Representative, Carlyle TRA Party Representative, Family TRA Party Representative, H&F TRA Party Representative, Hux Investment TRA Party Representative, Management TRA Party Representative or Platinum Falcon TRA Party Representative in its capacity as such shall be promptly reimbursed by the Corporate Taxpayer upon invoice and reasonable support therefor by the applicable TRA Party Representative including, for the avoidance of doubt, any settlements or judgments in respect of such persons in their capacity as a TRA Party Representative. To the fullest extent permitted by law, none of BX TRA Party Representative, Carlyle TRA Party Representative, Family TRA Party Representative, H&F TRA Party Representative, Hux Investment TRA Party Representative, Management TRA Party Representative or Platinum Falcon TRA Party Representative or any of their respective Affiliates, directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Party, OpCo or the Corporate Taxpayer for damages arising from any action taken or omitted to be taken by the BX TRA Party Representative, Carlyle TRA Party Representative, Family TRA Party Representative, H&F TRA Party Representative, Hux Investment TRA Party Representative, Management TRA Party Representative or Platinum Falcon TRA Party Representative, as applicable, or any other Person with respect to OpCo or the Corporate Taxpayer, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of OpCo or the Corporate Taxpayer or in furtherance of the interests of OpCo or the Corporate Taxpayer in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided that, such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to OpCo, the Corporate Taxpayer or the TRA Parties for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(f) Notwithstanding anything in this Agreement, the rights and obligations of a TRA Party Representative under this Agreement shall terminate in the event no TRA Party represented by such TRA Party Representative has a right to receive a future payment pursuant to this Agreement. For the avoidance of doubt, a Tax Benefit Payment received but disputed in good faith shall be considered a right to receive a future payment pursuant to this Agreement for purposes of this Section 7.15(f).

SECTION 7.16 Investor Protection Rights.

(a) Notwithstanding anything to the contrary in this Agreement, solely with respect to the Hux Investment TRA Parties, the term “GIC SI Entities” means only the Hux Investment TRA Parties and the private equity business managed by GIC Special Investments Pte. Ltd. (such business, “GIC SI”) and any entities it manages or controls (excluding for the avoidance of doubt any portfolio company, credit business, and any entity in which the Hux Investment TRA Parties or GIC SI directly or indirectly has a passive investment, including any such entity in which the Hux Investment TRA Parties or GIC SI holds only limited partnership interests or which is otherwise managed or controlled by any Person other than GIC SI).

(b)  Notwithstanding anything to the contrary in this Agreement, the Hux Investment TRA Parties and their Affiliates shall not be required to provide any information that exceeds the scope of information that one or more GIC SI Entities have previously provided to a governmental entity in connection with obtaining regulatory approvals for a transaction similar in nature to the transaction giving rise to the information request from a governmental entity (provided, the GIC SI Entities shall use their commercially reasonable efforts to persuade the applicable governmental entity to withdraw any request for information that exceeds such disclosure obligations), provided, that except to the extent any such information shall have previously been made public by a GIC SI Entity as part of seeking any such regulatory approval, such information shall only be disclosed confidentially to the applicable governmental entity and to no other Person (including PubCo or any TRA Party, or in any public filing). Notwithstanding anything to the contrary in this Agreement, no breach (or breach of any representation, warranty or covenant of this Agreement) shall be deemed to have occurred as a result of the failure of the Hux Investment TRA Parties (or their Affiliates) to provide the information not required to be provided by this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, (i) any of the TRA Parties may designate any materials provided to a governmental entity that contain sensitive or confidential information in respect of such TRA Party or any of its Affiliates as “Family only”, “BX only”, “Carlyle only”, “H&F only”, “GIC only” or “Platinum Falcon only”, as applicable to such TRA Party, and such materials and the information contained therein shall not be disclosed to any of the other parties hereto without such TRA Party’s prior written consent (and such TRA Party may provide that any such sensitive or confidential information may only be provided on an outside counsel-only basis or directly to the applicable governmental entity requesting such information), (ii) no TRA Party on behalf of itself shall be required to commence an action with, or against, any governmental entity, and (iii) all appearances, submissions, presentations, briefs, and proposals made or submitted by or on behalf of any TRA Party before any governmental entity shall be controlled by the TRA Party making or submitting such appearance, submission, presentation, brief or proposal, as applicable.

(d) Notwithstanding anything to the contrary contained herein, PubCo shall refrain from providing the Hux Investment TRA Parties access to PubCo’s and its subsidiaries’ “Restricted Information,” which includes: (i) any specific direct or indirect contracts between PubCo and its subsidiaries and any branch or agency of the United States government involved in the performance of national security (including homeland security) or intelligence functions, including but not limited to, any statements of work and any technical or other specifications related to such contracts received or used by PubCo and its subsidiaries, (ii) any “material non-public technical information” within the meaning of 31 C.F.R. § 800.232 of PubCo and its subsidiaries, or any (iii) “sensitive personal data” within the meaning of 31 C.F.R. § 800.241 in PubCo’s and its subsidiaries’ possession; provided that “Restricted Information” shall not include (a) customer and employee analytics provided on an aggregated, anonymized and deidentified basis only for so long as the provision of such analytics does not result in a violation of law, or otherwise require any filings with any governmental entity, or (b) summary information presented on an aggregated basis reporting on the financial performance of PubCo and its subsidiaries or any of PubCo’s and its subsidiaries’ government or public sector business.

(e) In the event of a conflict or inconsistency between this Section 7.16 and any other provision of this Agreement, this Section 7.16 shall prevail.

SECTION 7.17 Effectiveness. This Agreement shall become effective at the effective time prescribed in the Master Reorganization Agreement, dated on or about the date hereof, among PubCo and the other parties thereto.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, PubCo and each TRA Party have duly executed this Agreement as of the date first written above.

PubCo:
MEDLINE INC.
By:	/s/ Michael B. Drazin
Name: Michael B. Drazin
Title: Chief Financial Officer

BCP MOZART AGGREGATOR L.P.
By: BCP 8 Holdings Mozart Manager L.L.C., its general partner
By: BMA VIII L.L.C., its managing member

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Senior Managing Director and Chief Operating Officer of Global Finance

MOZART AGGREGATOR II LP
By: Blackstone Management Associate VIII L.P., its general partner
By: BMA VIII L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Senior Managing Director and Chief Operating Officer of Global Finance

CARLYLE MOZART COINVESTMENT HOLDINGS, L.P. By: TC Group VII S1, L.P., its general partner By: TC Group VII S1, L.L.C., its general partner

By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Vice President

CP VII CIRCLE AIF HOLDINGS, S.C.SP. By: TC Group VII LUX GP S.À.R.L., its Luxembourg general partner

By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Manager

By:	/s/ William Cagney
Name: William Cagney
Title: Manager

By: TC Group VII S1, L.P., its Delaware general partner By: TC Group VII S1, L.L.C., its general partner

By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Vice President

CP VII CIRCLE HOLDINGS - A, L.P. By: TC Group VII S1, L.P., its general partner By: TC Group VII S1, L.L.C., its general partner

By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Vice President

CP VII CIRCLE HOLDINGS, L.P. By: TC Group VII S1, L.P., its general partner By: TC Group VII S1, L.L.C., its general partner

By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Vice President

CP VIII CIRCLE AIF HOLDINGS, S.C.SP. By: TC Group VIII LUX GP S.À.R.L., its Luxembourg general partner

By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Manager

By:	/s/ William Cagney
Name: William Cagney
Title: Manager

By: TC Group VIII, L.P., its Delaware general partner By: TC Group VIII, L.L.C., its general partner

By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Vice President

CP VIII CIRCLE HOLDINGS, L.P. By: TC Group VIII, L.P., its general partner By: TC Group VIII, L.L.C., its general partner

By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Vice President

CP CIRCLE HOLDINGS, L.P. By: TC Group VII S1, L.P., its general partner By: TC Group VII S1, L.L.C., its general partner

By:	/s/ Robert Rosen
Name: Robert Rosen
Title: Vice President

CPEP CIRCLE HOLDINGS, L.P. By: CPEP GP, LLC, its general partner

By:	/s/ Jeremy W. Anderson
Name: Jeremy W. Anderson
Title: Vice President

HELLMAN & FRIEDMAN CAPITAL PARTNERS X (PARALLEL), L.P. By: Hellman & Friedman Investors X, L.P., its general partner By: H&F Corporate Investors X, Ltd., its general partner

By:	/s/ Jacob Best
Name: Jacob Best
Title: Vice President

HFCP X (PARALLEL-A), L.P. By: Hellman & Friedman Investors X, L.P., its general partner By: H&F Corporate Investors X, Ltd., its general partner

By:	/s/ Jacob Best
Name: Jacob Best
Title: Vice President

MEND PARTNERS II, L.P. By: Mend Partners GP, LLC, its general partner

By:	/s/ Jacob Best
Name: Jacob Best
Title: Vice President

MEND INVESTMENT HOLDINGS I, L.P. By: Mend Investment Holdings GP, LLC, its general partner

By:	/s/ Jacob Best
Name: Jacob Best
Title: Vice President

MOZART HOLDCO, INC.

By:	/s/ James D. Abrams
Name: James D. Abrams
Title: Secretary/Treasurer

AJM 2018 GENERATIONS TRUST

By:	/s/ Stuart J. Schneider
Name: Stuart J. Schneider
Title: Co-Trustee

BAKER FAMILY ENDOWMENT TRUST

By:	/s/ Samuel B. Barnett
Name: Samuel B. Barnett
Title: Trustee

BARNETT GENERATIONS TRUST

By:	/s/ Samuel B. Barnett
Name: Samuel B. Barnett
Title: Trustee

CHARLES N. MILLS GIFT TRUST

By:	/s/ William J. Abrams
Name: William J. Abrams
Title: Co-Trustee

TRUST K UNDER THE WDA 2018 TRUST AGREEMENT

By:	/s/ William J. Abrams
Name: William J. Abrams
Title: Co-Trustee

MEDLINE MANAGEMENT AGGREGATOR LLC

By: Medline Holdings, LP, its managing member

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Chief Legal Officer

PLATINUM FALCON B 2018 RSC LIMITED

By:	/s/ Ahmed AlMehairbi
Name:	Ahmed AlMehairbi
Title:	Director

By:	/s/ Saeed AlDhaheri
Name:	Saeed AlDhaheri
Title:	Director

HUX INVESTMENT PTE. LTD.

By:	/s/ Alex Moskowitz
Name: Alex Moskowitz
Title: Authorized Signatory

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among Medline Inc., a Delaware corporation (including any successor corporation, “PubCo”),     (“Transferor”) and     (“Permitted Transferee”).

WHEREAS, on    , Permitted Transferee shall acquire     percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of December 16, 2025, between PubCo and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

MEDLINE INC.
By:
Name:
Title:

[TRANSFEROR]
By:
Name:
Title:

[PERMITTED TRANSFEREE]
By:
Name:
Title:
Address for notices: